Exhibit 99.1

FOR IMMEDIATE RELEASE     Media Contact: Rachel Sharkey (717) 291-2831
        Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Declares Quarterly Common and Preferred Dividends

June 20, 2023 -- LANCASTER, PA -- Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.16 per share on its common stock, payable on July 14, 2023, to shareholders of record as of July 3, 2023. This is a one cent per share increase from the quarterly cash dividend that the Board declared on March 21, 2023.

In addition, Fulton announced that the Board declared a quarterly dividend of $12.81 per share (equivalent to $0.32025 per depositary share) on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, payable on July 17, 2023, to shareholders of record as of July 2, 2023, for the period from and including April 15, 2023 to, but excluding, July 15, 2023.

Fulton, a $27 billion Lancaster, Pennsylvania-based financial holding company, has more than 3,300 employees and operates more than 200 financial centers in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton can be found at investor.fultonbank.com.